EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT OF TOYOTA MOTOR CREDIT CORPORATION (“THE SERVICER”)

I, Wei Shi, certify that:

(a)   A review of the Servicer’s activities and of its performance under the applicable Sale and Servicing Agreement during the year ended December 31, 2012 has been made under my supervision.

(b)   To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the aforementioned period.

March 21, 2013

By:  /S/ WEI SHI

Wei Shi
Vice President - Treasury, Finance & Analytics
Toyota Motor Credit Corporation, as Servicer of the
Toyota Auto Receivables 2010-A Owner Trust